Exhibit - h2
                     Delaware CharterGuarantee & Trust Company
                                     and
                          Emerald Research Corporation

   Delaware Charter Guarantee & Trust Company, conducting business as Trustar Retirement Services ("Delaware Charter") and Emerald Research Corp. ("Emerald") (each a "Party" or collectively "Parties"), have as of the 28th day of July, 2003, entered into the following agreement ("Agreement").

   Whereas Delaware Charter has agreed to provide directed trustee and related recordkeeping services for Emerald Customers ("Customers") who desire to esta-blish self-directed investment investment accounts at Emerald or an affiliate or agent for use in the Delaware Charter 401 (a) qualified plans (individual 401(k), profit sharing, money purchase pension), individual retirement ac-counts, 403(b)(7) custodial accounts and education savings accounts (collectiv-ely the "Tax-Advantaged Savings Accounts").

   Whereas Emerald Research Corp. has agreed to provide account information for mutual Customers of Delaware Charter and Emerald.
   Now Therefore, in consideration of the promises and mutual covenants herein-after contained, the Parties agree as follows:

1.  Delaware Charter Obligations:
   Delaware Charter agrees to provide the following services with respect to Tax-Advantaged Savings Accounts established by Customers (each an "Account" and collectively the "Accounts"):

   (a) Provide recordkeeping services for the Tax-Advantaged Savings Accounts under which Accounts have been established using IRS-approved retirement plans and trust/custodial documents offered by Delaware Charter, and maintain such plans and documents in compliance with applicable federal laws and regulations.
   (b) Provide Delaware Charter Tax-Advantaged Savings Account forms and mater-ials to Emerald and Customers.
   (c) Maintain customer data, including beneficiary designation, as provided by Emerald.
   (d) Provide internet account access for operational contacts at Emerald and their correspondents.
   (e) Provide a toll-free customer service phone line for operational contacts, brokers, and Customers during normal business hours.
   (f) Provide annual required minimum distribution notices and, upon request, calculations for Customers age 70&1/2 and older.
   (g) Remit and report to appropriate agencies tax withholding as withheld and forwarded by Emerald to Delaware Charter. This reporting is done under Delaware Charter's taxpayer ID as directed trustee.
   (h) Prepare and provide necessary IRS forms 1099 and 5498 as required.
   (i) Provide privacy Notice as shown in Exhibit A to Emerald for distribution to Customers on an annual basis.
   (j) Additional obligations as shown in Addendum One and Two.

    Limitation on Delaware Charter Liability:
   In providing directed trustee and recordkeeping services, or otherwise acting under this Agreement, Delaware Charter will not become the named fiduciary or administrator of the Accounts, nor shall these services make Delaware Charter a fiduciary with regard to the Accounts. The Parties agree that the directed trustee and recordkeeping services that Delaware Charter provides are minister-ial in nature. Furthermore, it is understood that Delaware Charter's perform-ance under this Agreement is heavily dependent on information provided to Delaware Charter by Emerald or its delegate or customers. Delaware Charter will not be responsible for any improper performance of, or failure to perform,

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any service set out in this Agreement that is due, in whole or in part, to re-
ceipt of no, or incorrect, data necessary to the performance of that service by Delaware Charter. This section shall survive the termination of this Agreement.

2.  Emerald Obligations:
   Emerald agrees to and shall provide the folowing serives, documents, and in-formation, with respect to Accounts established by Customers.

   (a) Provide the investment services requested by the Customer for his or her Account including, but not limited to, processing contributions and loan payments (if applicable) to the Customer's Account.

   (b) Provide Delaware Charter with timely, complete and accurate Account information necessary to properly establish and maintain the Account on Delaware Charter's records, including contributions, distributions, and market value. Data will be provided in a transmission process and data format acceptable to Delaware Charter.

       Accounts should be established at Delaware Charter at the time of fund-ing. If an account is opened without being funded and Delaware Charter is notified to close the account within twelve (12) months, no fees will be applied to the account. If the account is open for more than twelve (12) months, annual and closing fees as shown in Exibit B will be charged.

   (c) Process and maintain all Account paperwork and correspondence and make such documents accessible to Delaware Charter upon reasonable advance notice to Emerald.

   (d) Promptly pay fees due Delaware Charter as shown in Exibit B plus any fees, taxes, and expenses levied by outside firms necessary to administer the trust or trust assets. To the extent Emerald fails to pay the fees specified, Delaware Charter will (i) authorize and instruct Emerald to, and Emerald shall, liquidate Account assets in order to pay the fees and
       (ii) deduct outstanding fees from the proceeds of such liquidated Account. Such authorization and instruction are consistent with, and al-lowed by, the Self Directed Individual Retirment Account Trust, the Emp-loyer Sponsored Plan Trust, the 403(b)(7) Custodial Agreement, or the Disclosure Statement for Educational Savings Accounts adopted by the cus-tomer. Delaware Charter will provide Emerald with ten (10) business days notice in advance of any authorization and instruction to liquidate Ac-count assets to allow Emerald the opportunity to pay all fees due to Delaware Charter.

   (e) Withhold federal and state taxes from distributions and report and wire such monies to Delware Charter for submission to the Internal Revenue Service and state tax authorities. Reporting will include a breakdown of taxable amounts per Account and will be done promptly so as to allow Delaware Charter to report and submit them to the appropriate federal and state taxing authorities within the time period required by law. With-holdings are pursuant to Customer instructions to Delaware Charter or to Emerald acting under the Letter of Authorization as shown in Exibit C.

   (f) Prepare and provide Customers with periodic statements of assets and activity in their respective Accounts, including a statement showing the value of each Account as of December 31 of each calendar year, which shall be sent by Emerald to Customers no later than January 31 of the immediately succeeding calendar year.

   (g) Additional obligations as shown in Addendum One and Two.

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3. Indemnification by Delaware Charter

Emerald will not be held responsible and Delaware Charter will indemnify and hold Emerald and its officers, directors, employees, former employees, affili-ates and agents harmless from and against any and all losses, damages, costs, charges, counsel fees, payments, expenses and liability arising out of or attri-butable to any act or omission of Delaware Charter regarding its obligations under this Agreement or the failure of Delaware Charter to comply with the terms of the Agreement. Delaware Charter will not indemnify Emerald for Emerald's neg-ligent acts or intentional misconduct.

4. Indemnification by Emerald

Delaware Charter will not be held responsible and Emerald will indemnify and hold Delaware Charter and its officers, directors, employees, former employees, affiliates and agents harmless from and against any and all losses or damages, costs, charges, counsel fees, payments, expenses and liability arising out of or attributable to any act or omission of Emerald regarding its obligations under this Agreement or the failure of Emerald to comply with the terms of this Agree-ment. Emerald will not indemnify Delaware Charter for Delaware Charter's negli-gent acts or intentional misconduct.

5. Proprietary Information

Each Party agrees to protect and treat proprietary information of the other Party as confidential, and not disclose proprietary information to third parties or to use such proprietary information for any purposes whatsoever other than to perform its respective obligations under this Agreement. Each Party will advise its employees, agents, and representatives with access to proprietary informa-tion of the other Party of the obligation to preserve the confidentiality of proprietary information, and each Party will not cause or permit other persons or entities access to proprietary information of the other Party without such other Party's prior written consent.

6. Confidentiality

Each Party acknowledges that, in connection with the performance of this Agree-ment or otherwise in the course of its dealings with the other Party, it may re-ceive or learn confidential, business, trade secret, proprietary or other like information concerning the other Party or third parties to whom the other party has an obligation of confidentiality ("Confidential Information"). Confidential Information may include, but it not limited to, personal, financial, and/or health information about Customers who have applied for or purchased financial products or financial services from either Party. Each Party agrees that it will not disclose to any third Party, either orally or in writing, any Confidential Information of the other Party without the prior written consent of the other Party, and that it will not appropriate any Confidential Information for its own use or for the use of any third party. Confidential Information that is provided by one Party to the other shall be used by the recipient only for the purpose for which it was provided, and access to it shall be restricted to individuals who require the information (or access to the information) to further that pur-pose. Without limiting any of the foregoing, each Party agrees to take at least such precautions to protect the other Party's Confidential Information as it takes to protect its own Confidential Information, and in any event shall take all precautions that are resonably necessary to protect the security of the other Party's Confidential Information. Each Party further agrees that upon re-quest of the other Party it will return to that Party all tangible items con-taining any of that Party's Confidential Information, including all copies, ab-stractions and compilations thereof, without retaining any copies of the items required to be returned. The obligations of this paragraph extend to the employ-ees, agents, affiliates and contractors of each Party, and each Party shall in-form such persons of their obligations hereunder.
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7. Governing Law

This agreement shall be governed by, and provisions shall be construed in ac-cordance with, the laws of the State of Delaware.

8. Terms and Conditions of the Agreement

This Agreement shall have a non-cancelable inital term of one (1) year beginning on July 1, 2003. This Agreement shall automatically renew for additional one-year periods. This Agreement can be terminated by either Party with at least ninety (90) days written notice. The obligations of each Party to the Customers are independent of the other Party's and may not run coterminously with this Agreement or with the other Party's contract(s) with the customer.

In the event of any material breach of this Agreement by one Party, the other Party may (reserving cumulatively all other remedies and rights under this Agreement and at law and in equity) terminate this Agreement by giving at least thirty (30) days written notice to the breaching Party, provided, however, that any such termination shall not be effective if the Party in breach has cured such breach prior to expiration of said thirty (30) day notice period.

In the event a Party initiates or becomes the subject of any proceeding under any federal or state bankruptcy or insolvency law, makes an assignment for the benefit of its creditors, becomes insolvent, or if any substantial part of such Party's property becomes subject to any levy, seizure, assignment or sale for or by any creditor or goverment agency, then the other Party may terminate this Agreement by giving at least thirty (30) days written notice of such termination and designating a date upon which such termination shall be effective.

9. Amendment

This Agreement may be amended, modified or assigned only by an instrument in writing signed by duly officers of Trustar and Emerald. Notwithstanding the foregoing, the Fee Schedule as outlined in Exibit B may be modified by Trustar but in no circumstance during the first year of this agreement and then only with at least sixty (60) days advance notice.























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10. Miscellaneous

This Agreement, including all Exibits attached hereto, constitutes the entire agreement between the Parties and supercedes any prior written or oral agreement with respect to the subject matter of this agreement. Delaware Charter reserves the right to update the Agreement with respect to products and services offered by issuing Addendums to Emerald.

11. Notices

All notices hereunder shall be in writing, by delivery in person, by facsimile, by registered or certified mail or by overnight delivery (postage prepaid, return receipt requested) to the respective Parties as follows:

If to Emerald:
Emerald Research Corp.
2160 Highway 88
Brick, NJ 08724
Attention: Mr. Peter Lencki


If to Delaware Charter:
Delaware Charter Guarantee & Trust Company
1013 Centre Road
Wilmington, DE 19805
Attention: Trust Services



IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day first written above.


Emerald Research Corp.


By:     /s/ Peter J. Lencki
            ---------------
Name:       Peter J. Lencki

Title:      President

Date:       7/28/03


Delaware Charter Guarantee & Trust Company, conducting business as Trustar Retirement Services


By:     /s/ Susan Judge
            -----------
Name:       Susan C. Judge

Title:      Senior Vice President, Partnership Services

Date:       8/08/03

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                                Addendum One


                  Individual 401(k) Additional Obligations



1. Delaware Charter Obligations:
        Delaware Charter agrees to provide the following additional services with respect to Individual 401(k) Accounts established by Customers:


        (a) Provide authorization to Emerald for distributions to plan sponsors as needed or required.
        (b) Test plan for compliance with IRC Section 402(g) and Section 415 limit.
        (c) Prepare annual Form 5500 EZ and a Summary Annual Report, if needed.



2. Emerald Obligations:
        Emerald agrees to provide the following services with respect to Individual 401(k) Accounts established by Customers:


        (a) Provide Delaware Charter, at least monthly, with information on deposits to the account with a breakdown of contribution/payment information by the following types:

            i.   Salary deferrals
            ii.  Catch-up deferrals
            iii. Employer profit sharing
            iv.  Rollover
            V.   Loan payments


        (b) Provide Delaware Charter, at least monthly, with information on withdrawals from the account.


        (c) Submit loan applications to Delaware Charter for authorization prior to disbursement.
















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                                Addendum Two

                      403(b)(7) Additional Obligations


Reference to trustee and related services shall also be construed as custodial services for 403(b)(7) Accounts.


1. Delaware Charter Obligations:
        Delaware Charter agrees to provide the following services with respect to Individual 403(b)(7) Accounts established by Customers:

        (a) Act as Custodian for individual 403(b)(7) Accounts under which the Accounts have been established using Custodial Agreements provided by Delaware Charter, and maintain such Agreements in compliance with applicable federal laws and regulations.

        Delaware Charter WILL NOT allow loans, direct employer contributions, or provide other administrative services including calculation of contributions, determine employee eligibility, or determining eligibility of transferred accounts.


2. Emerald Obligations:
        Emerald agrees to provide the following services with respect to Individual 403(b)(7) Accounts established by Customers:

        (a) Assure that investments in the Accounts are restricted to mutual funds that can be valued on the statements of Emerald.





























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